                                                                     EXHIBIT 3.2

                            CERTIFICATE OF AMENDMENT
                                     of the
                      RESTATED CERTIFICATE OF INCORPORATION
                                       of
                            ORCHID BIOSCIENCES, INC.


         It is hereby certified that:

FIRST:   The name of the corporation is Orchid BioSciences, Inc. (the
-----    "Corporation").


SECOND:  The Restated Certificate of Incorporation of the Corporation is hereby
------ amended by striking out the first paragraph of Article Fourth in its entirety and by substituting in lieu of the following:

                  "FOURTH:

                  A.   Designation and Number of Shares.
                       ---------------------------------

                       The total number of shares of all classes of capital
                  stock which the Corporation shall have authority to issue is 105,000,000 shares, consisting of 100,000,000 shares of Common Stock, $.001 par value per share (the "Common Stock") and 5,000,000 shares of Preferred Stock, $.001 par value per share (the "Preferred Stock")."


THIRD:   The amendment of the Certificate of Incorporation herein certified has
-----    been duly adopted in accordance with the provisions of Section 228 and
         Section 242 of the General Corporation Law of the State of Delaware.



    EXECUTED, effective as of this 12 day of June, 2001.


                                  ORCHID BIOSCIENCES, INC.



                                  By: /s/ Donald R. Marvin
                                      ----------------------------------
                                      Donald R. Marvin
                                      Senior Vice President, Chief Operating
                                      Officer & Chief Financial Officer